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                                                                      EXHIBIT 23




                          Consent of Ernst & Young LLP
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                        Consent of Independent Auditors




We consent to the inclusion in this Current Report (Form 8-K) of Union Planters Corporation and to the incorporation by reference in the previously filed Registration Statements on Form S-3 (Nos. 33-27814, 333-02377, and 333-11817) and Form S-8 (Nos. 2-87392, 33-23306, 33-35928, 33-53454, 33-55257, 33-56269,
33-65467, 333-02363, 333-13205, 333-13207, 333-17363, 333-28507 and 333-41089)
of our report dated January 21, 1998, except for Note 24, as to which the date is February 22, 1998, on the consolidated financial statements of Magna Group, Inc. as of December 31, 1997 and 1996, and for the three-year period ended December 31, 1997, included in Magna's 1997 Annual Report (Form 10-K).



                                                           /S/ ERNST & YOUNG LLP




St. Louis, Missouri
July 10, 1998